Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on April 29, 2019, effective as of June 1, 2019 (the “Effective Date”), between DaVita Inc., a Delaware corporation (the “Company”), and Javier Rodriguez (“Executive”).

WHEREAS, Executive is currently employed as Chief Executive Officer, DaVita Kidney Care pursuant to an Employment Agreement dated as of March 17, 2010 and amended effective December 31, 2014 (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to appoint Executive as Chief Executive Officer of the Company, and Executive desires to serve in such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions contained in this Agreement. The term of employment of Executive by the Company pursuant to this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 4, shall end on the third anniversary thereof (the “Employment Period”). Thereafter, unless previously terminated, the Employment Period shall be automatically extended for consecutive periods of one year unless either party provides written notice to the other party of non-renewal in accordance with Section 10(a) (a “Notice of Non-Renewal”) not less than 90 days prior to the end of the Employment Period as then in effect. Notwithstanding the foregoing, (a) upon a Change in Control (as defined below), the Employment Period shall automatically be extended until the second anniversary of the date such Change in Control is consummated (unless the Employment Period would otherwise expire after such date); and (b) the Employment Period shall immediately terminate upon any termination of Executive’s employment with the Company and its affiliates pursuant to Section 4.

2. Positions and Duties; Responsibilities. (a) Positions and Duties. The Company shall employ Executive during the Employment Period as its Chief Executive Officer. Executive shall report to the Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall perform faithfully and loyally and to the best of Executive’s abilities the duties assigned to Executive hereunder and shall devote Executive’s full business time, attention and effort to the affairs of the Company and its affiliates and shall use Executive’s reasonable best efforts to promote the interests of the Company and its affiliates. Executive shall not become a director of any for profit entity without first receiving the approval of the Nominating and Governance Committee of the Board.

(b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, Executive shall have the authority and responsibility for the management, operation and overall conduct of the business of the Company. Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer) on behalf of the Company and its affiliates as may from time to time be authorized or directed by the Board.

3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to Executive a base salary at the rate of $1,200,000 per annum, payable in accordance with the Company’s executive payroll policy. Executive’s annual base salary in effect from time to time under this Section 3(a) is hereinafter referred to as “Base Salary.”

(b) Annual Incentive Bonus. During the Employment Period, Executive shall be entitled to participate in the Company’s annual bonus plan for senior executives (the “Incentive Plan”) in accordance with the terms of such plan. The target incentive bonus opportunity for Executive for each fiscal year under the Incentive Plan shall be equal to 150% of Executive’s Base Salary in effect at the beginning of such fiscal year; provided that, with respect to 2019, Executive’s target incentive bonus opportunity shall be equal to 150% of the base salary earned during 2019. The actual incentive bonus payable for a fiscal year shall be based on the degree to which the applicable performance goals are achieved, which goals shall be established and approved by the independent members of the Board or the Compensation Committee of the Board.

(c) Other Benefits. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policies and to receive all fringe benefits and perquisites as are from time to time made generally available to senior executives of the Company.

(d) Long-Term Incentive Awards. During the Employment Period, Executive shall be eligible to participate in any long-term cash or equity incentive plans in which other senior executives of the Company generally participate, as determined by the independent members of the Board or the Compensation Committee of the Board. Without limiting the generality of the foregoing, in connection with Executive’s promotion to Chief Executive Officer of the Company, Executive shall be granted a one-time equity incentive award with a target grant date fair value of $2,000,000, which award shall vest over three years, subject to the satisfaction of performance goals to be mutually agreed between the independent members of the Board or the Compensation Committee of the Board and Executive.

(e) Expense Reimbursement. The Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by Executive during the Employment Period in the performance of Executive’s duties hereunder.

(f) Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Executive shall be subject to the written policies of the Board as well as laws and regulations applicable to executives of the Company and its affiliates, including the DaVita HealthCare Partners Inc. Incentive Compensation Clawback Policy approved by the Board of Directors on December 4, 2014 and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during Executive’s employment by the Company and its affiliates and thereafter.

(g) Return of Compensation or other Property Received in Connection with Director, Officer, Shareholder or Similar Position. All fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit received by Executive in connection with Executive’s position as a director, officer, member, shareholder, partner or any other similar position of any controlled or uncontrolled direct or indirect subsidiary or affiliate of the Company, or other contractual obligor to the Company or any of its subsidiaries or affiliates the obligations of which constitute revenue to the Company or any of its subsidiaries or affiliates and of which Executive beneficially owns or has the right to acquire, directly or indirectly, 10% or more of the equity interests or has the power to vote 10% or more of the voting interests, shall belong to the Company and shall be immediately remitted to the Company. Notwithstanding the foregoing, this provision shall not apply to any amounts payable to, earned by, received by or otherwise due to Executive as employment compensation from the Company or any of its subsidiaries or affiliates, or any dividends or other distributions received by Executive in Executive’s capacity as a stockholder of the Company.

4. Termination of Employment. (a) Death. Upon the death of Executive, all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i) accrued Base Salary through and including Executive’s date of death;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which Executive’s termination of employment occurs;

(iii) other Employee Benefits to which Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company; and

(iv) the treatment of any outstanding long-term incentive awards granted to Executive in accordance with the terms thereof.

(b) Disability. The Company may, at its option, terminate Executive’s employment upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of Executive’s position, with or without reasonable accommodation, required of Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, Executive’s entitlement to compensation and benefits shall cease immediately, except that Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of Executive’s termination of employment;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which Executive’s termination of employment occurs;

(iii) other Employee Benefits to which Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(iv) the treatment of any outstanding long-term incentive awards granted to Executive in accordance with the terms thereof.

In the event of any dispute regarding the existence of Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician mutually agreed upon by the Board and Executive. Executive shall submit to appropriate medical examinations for purposes of such determination.

(c) Cause. (i) The Company may, at its option, terminate Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to Executive. Any such termination shall be authorized by the Board.

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A) Executive’s conviction of a felony or plea of no contest to a felony;

(B) any act of fraud or dishonesty by Executive in connection with the performance of his duties that brings the Company or its affiliates into public disgrace or disrepute or resulting or intended to result in personal enrichment at the expense of the Company or its affiliates;

(C) repeated failure or refusal by Executive to follow policies established by the Board or written directives of the Board, that is not corrected within 10 days after notice of such failure or refusal;

(D) material breach by Executive of this Agreement that is not corrected within 10 days after notice of such breach;

(E) any gross or willful misconduct or gross negligence by Executive in the performance of his duties;

(F) egregious conduct by Executive that brings the Company or any of its affiliates into public disgrace or disrepute;

(G) an act of unlawful discrimination, including sexual harassment;

(H) a violation of the duty of loyalty or of any fiduciary duty to the Company or its affiliates; or

(I) exclusion or notice of exclusion of Executive from participating in any federal health care program.

For purposes of this Section 4(c)(ii), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based on: (A) authority given pursuant to a resolution duly adopted by the Board or (B) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board, Executive is guilty of the conduct described in the applicable subsection (A) through (I) above and specifying the particulars thereof in detail.

(iii) The exercise of the right of the Company to terminate Executive’s employment under this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv) If the Company terminates Executive’s employment for Cause, Executive’s entitlement to compensation and benefits shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv), inclusive.

(d) Termination Without Cause. (i) The Company may, at its option, terminate Executive’s employment under this Agreement upon written notice to Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. In addition, Executive’s employment shall terminate automatically upon the scheduled expiration date of the Employment Period if the Company provides Executive with a Notice of Non-Renewal. If the Company terminates Executive’s employment for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c) or if Executive’s employment terminates automatically upon the scheduled expiration date of the Employment Period following the Company’s Notice of Non-Renewal, Executive’s entitlement to compensation and benefits shall cease immediately, except that, subject to Executive’s execution of the Company’s standard Severance and General Release Agreement, a form of which is attached hereto as Exhibit A (the “Release”) within 50 days following the date of termination and non-revocation of the Release and such Release becomes effective within 60 days following the date of termination, Executive shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv), inclusive;

(B) a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Incentive Plan for the fiscal year in which Executive’s termination of employment occurs) through and including Executive’s date of termination, which amount shall be paid no later than March 15 of the year following the year of termination;

(C) an amount equal to the product of (I) the Severance Multiple (as defined below), multiplied by (II) the sum of the Base Salary and the Prior Bonus (as defined below), which shall be payable, subject to Section 9(b), in equal installments over a number of years equal to the Severance Multiple following Executive’s termination of employment in accordance with the Company’s executive payroll policy on the Effective Date, subject to Executive’s compliance with the terms of Section 5, provided, that, if Executive’s termination of employment occurs within two years following a Change in Control that constitutes an event described in Section 409A(a)(2)(v) of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”), such amount shall be paid to Executive in a lump sum payment within 60 days following the date of termination;

(D) the use of an office and the services of an administrative assistant for the lesser of a number of years equal to the Severance Multiple or until Executive obtains other full-time employment; and

(E) an amount equal to the employer-paid portion of the monthly premium for health insurance at the level of coverage provided to Executive and his dependents as of the date of termination, which amount shall be paid monthly for the lesser of a number of years equal to the Severance Multiple or until comparable coverage is available to Executive from another employer, provided, that, if Executive’s termination of employment occurs within two years following a Change in Control that constitutes an event described in Section 409A(a)(2)(v) of the Code, such amount shall be paid to Executive in a lump sum payment within 60 days following the date of termination without any reduction for comparable coverage from another employer.

(ii) As used in this Agreement, the term “Severance Multiple” shall mean two, unless Executive’s termination of employment occurs within two years following a Change in Control, in which case it shall mean three.

(iii) As used in this Agreement, the term “Prior Bonus” shall mean the average of the annual incentive bonus earned under the Incentive Plan (including any bonus earned and payable but not yet paid) for the last two full fiscal years before the fiscal year in which Executive’s employment was terminated.

(iv) If Executive does not execute the Release within 50 days following the date of termination, or if Executive revokes the Release, Executive shall be entitled to only the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv), inclusive.

(e) Voluntary Termination. Upon 60 days’ prior written notice to the Company (or such shorter period as may be permitted by the Board), Executive may voluntarily terminate Executive’s employment with the Company for any reason. If Executive voluntarily terminates Executive’s employment pursuant to this Section 4(e), Executive’s entitlement to compensation and benefits shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv).

(f) Termination for Good Reason. (i) Subject to the notice and cure provisions below, Executive may voluntarily terminate Executive’s employment with Good Reason (as hereinafter defined). If Executive voluntarily terminates Executive’s employment pursuant to this Section 4(f), Executive’s entitlement to compensation and benefits shall cease immediately, except that, subject to Executive’s execution of the Release within 50 days following the date of termination and non-revocation of the Release and such Release becomes effective within 60 days following the date of termination, Executive shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv), inclusive;

(B) a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Incentive Plan for the fiscal year in which Executive’s termination of employment occurs) through and including Executive’s date of termination, which amount shall be paid no later than March 15 of the year following the year of termination;

(C) an amount equal to the product of (I) the Severance Multiple, multiplied by (II) the sum of the Base Salary and the Prior Bonus, which shall be payable, subject to Section 9(b), in equal installments over a number of years equal to the Severance Multiple following Executive’s termination of employment in accordance with the Company’s executive payroll policy on the Effective Date, subject to Executive’s compliance with the terms of Section 5, provided, that, if Executive’s termination of employment occurs within two years following a Change in Control that constitutes an event described in Section 409A(a)(2)(v) of the Code, such amount shall be paid to Executive in a lump sum payment within 60 days following the date of termination;

(D) the use of an office and the services of an administrative assistant for the lesser of a number of years equal to the Severance Multiple or until Executive obtains other full-time employment; and

(E) an amount equal to the employer-paid portion of the monthly premium for health insurance at the level of coverage provided to Executive and his dependents as of the date of termination, which amount shall be paid monthly for the lesser of a number of years equal to the Severance Multiple or until comparable coverage is available to Executive from another employer, provided, that, if Executive’s termination of employment occurs within two years following a Change in Control that constitutes an event described in Section 409A(a)(2)(v) of the Code, such amount shall be paid to Executive in a lump sum payment within 60 days following the date of termination without any reduction for comparable coverage from another employer.

(ii) If Executive does not execute the Release within 50 days following the date of termination, or if Executive revokes the Release, Executive shall be entitled to only the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv), inclusive.

(iii) As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of Executive, any one or more of the following:

(A) the assignment to Executive of any duties inconsistent in any material and adverse respect with Executive’s then-current duties and responsibilities;

(B) any change in Executive’s title or position as Chief Executive Officer of the Company;

(C) reduction in Executive’s Base Salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control;

(D) any material breach by the Company of this Agreement; or

(E) a relocation of Executive’s principal place of employment by more than 35 miles.

In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (D) within 30 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company and its affiliates shall have 30 days following receipt of such written notice (the “Cure Period”) during which they may remedy the condition. In the event that the Company and its affiliates fail to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(iv) As used in this Agreement, the term “Change in Control” means:

(A) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority-owned subsidiary of another corporation);

(B) consummation of any merger or consolidation in which the beneficial owners of the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation;

(C) during any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a person other than the Board for the purpose of opposing a solicitation by any other person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall not be deemed a member of the Incumbent Board;

(D) consummation of any transaction in which all or substantially all of the Company’s assets are sold; or

(E) the approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

(g) Full Settlement. The payments and benefits provided under this Section 4 shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon his termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 4.

(h) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as provided for in Sections 4(d)(i)(E) and 4(f)(i)(E), such amounts shall not be reduced whether or not Executive obtains other employment.

(i) Resignation from Other Positions. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing by the Company and Executive), Executive shall be deemed to have resigned, without any further action by Executive, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with the Company or any of its affiliates and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company or any of its affiliates. If for any reason this Section 4(i) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company and its affiliates to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or its affiliates is deemed by the Company or its affiliates to be a more expedient means to effectuate such resignation or resignations.

5. Restrictive Covenants. (a) General. Executive acknowledges that in the course of Executive’s employment with the Company Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its affiliates and that Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of two years thereafter (the “Noncompetition Period”), Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Executive was involved or had knowledge, being conducted by, or being planned by, the Company or any of its affiliates as of the termination of Executive’s employment in any geographic area in which the Company or any of its affiliates is then conducting such business.

(c) Nonsolicitation of Clients. Executive further agrees that during the Noncompetition Period Executive shall not in any manner, directly or indirectly, alone or in association with any other person, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its affiliates (collectively, “Clients”) to cease doing business with the Company or any of its affiliates, (ii) divert all or any portion of a Client’s business to any competitor of the Company or any of its affiliates or (iii) in any way interfere with the relationship between any Client, on the one hand, and the Company or any of its affiliates, on the other hand.

(d) Nonsolicitation of Service Providers. Executive further agrees that during the Noncompetition Period Executive shall not in any manner, directly or indirectly, alone or in association with any other person, (i) actively solicit, recruit or hire any person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee or consultant of the Company or any of its affiliates, (ii) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or (iii) interfere with the relationship of the Company or any of its affiliates with any person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its affiliates.

(e) Nondisparagement. From and following the Effective Date, Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or any of its affiliates, any of their clients or businesses or any of their current or former directors, officers or employees and the Company shall not, and shall direct its officers and directors to not, make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that, subject to Section 5(f), nothing herein shall prohibit Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

(f) Confidentiality. (i) Executive acknowledges and agrees that: (A) in the course of his employment or continued employment by the Company and its affiliates, it has been, or will or may be, necessary for Executive to create, use or have access to (x) technical, business, or customer information, materials, or data relating to the present or planned business of the Company or its affiliates which has not previously been released to the public with the Company’s authorization, including confidential information, materials or proprietary data belonging to the Company or its affiliates or relating to the affairs of the Company or its affiliates (collectively, “Confidential Information”) and (y) information and materials that concern the business of the Company or its affiliates that come into Executive’s possession by reason of employment with the Company or its affiliates (collectively, “Business Related Information”); (B) all Confidential Information and Business Related Information are the property of the Company and its affiliates; (C) the use, misappropriation or disclosure of any Confidential Information or any Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company and its affiliates; and (D) it is essential to the protection of the goodwill of the Company and its affiliates and to the maintenance of the competitive position of the Company and its affiliates that all Confidential Information and Business Related Information be kept confidential and that Executive not disclose any Confidential Information or Business Related Information to others or use any Confidential Information or Business Related Information to Executive’s own advantage or the advantage of others.

(ii) In recognition of the acknowledgments contained in Section 5(f)(i) above, Executive agrees that, during the period when Executive is performing services for the Company and its affiliates in any capacity and at all times thereafter, Executive shall: (A) hold and safeguard all Confidential Information and Business Related Information in trust for the Company and its affiliates and their respective successors and assigns; (B) not appropriate or disclose or make available to anyone for use outside of the Company’s organization at any time, either during employment with the Company or subsequent to the termination of employment with the Company for any reason, any Confidential Information or Business Related Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to the Company; (C) keep in strictest confidence any Confidential Information or Business Related Information; and (D) not disclose or divulge, or allow to be disclosed or divulged by any person within Executive’s control, to any person, firm or corporation, or use directly or indirectly, for Executive’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(g) Work Product. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or any of its affiliates, and that are conceived, developed or made by Executive during his employment with the Company or any of its affiliates (“Work Product”) belong to the Company and its affiliates. Executive shall promptly disclose such Work Product to the Company and its affiliates and perform all actions reasonably requested by the Company and its affiliates (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks and copyrights) that are made, developed or acquired by Executive in the course of Executive’s employment with the Company or any of its affiliates shall be and remain the absolute property of the Company and its affiliates, and Executive shall assist the Company and its affiliates in perfecting and defending their rights to such intellectual property.

(h) Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computers, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its affiliates are and shall remain the property of the Company and its affiliates, and Executive shall immediately return such property to the Company upon his termination of employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company and its affiliates at any time with or without notice.

(i) Prior Notice Required. Executive hereby agrees that prior to accepting employment with any other person or entity during the Noncompetition Period, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to the Company.

(j) Cooperation. Executive agrees that upon the reasonable request of the Company or any of its affiliates following Executive’s termination of employment, Executive shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency.

(k) Trade Secrets; Whistleblower Rights. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal or state law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(l) Exceptions. Nothing in this Section 5 shall prohibit Executive from being an owner of not more than two percent of the outstanding stock of any class of a company or business, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(m) Reformation; Enforcement; Acknowledgments.

(i) Executive’s covenants as set forth in this Section 5 are from time to time referred to herein as the “Executive Covenants.” If any of Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) Executive acknowledges that the Company and its affiliates have (A) expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, and (B) a legitimate business interest in and right to protect the Confidential Information, Business Related Information, Work Product goodwill and employee, customer and other relationships.

(iii) Executive understands that Executive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, and Executive represents that his experience and capabilities are such that he has other opportunities to earn a livelihood and adequate means of support for himself and his dependents.

(iv) Any termination of (A) Executive’s employment, (B) the Employment Period or (C) this Agreement shall have no effect on the continuing operation of this Section 5.

(v) Executive acknowledges that the Company and its affiliates would be irreparably injured by a violation of this Section 5 and that it is impossible to measure in money the damages that will accrue to the Company and its affiliates by reason of a failure by Executive to perform any of his obligations under this Section 5. Accordingly, if the Company or any of its affiliates institutes any action or proceeding to enforce any of the provisions of this Section 5, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company and its affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) the forfeiture or repayment of any portion of the payments or benefits payable pursuant to Section 4(d)(i)(B)-(E) or 4(f)(i)(B)-(E) and (B) specific performance and other injunctive relief, without the requirement to post bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 5. The Noncompetition Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 5(b), (c) or (d).

6. Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

7. Dispute Resolution. (a) Mediation. Except as otherwise set forth in Section 5(m), in the event of any dispute concerning Executive’s employment by the Company, whether or not relating to this Agreement, Executive and the Company shall first attempt to resolve such dispute through mediation as provided in this Section 7(a); provided, however, that neither party shall be required to utilize such mediation procedures to the extent that injunctive relief is being sought by a party in the good faith belief that an immediate remedy is required to avoid irreparable injury to such party. Except as otherwise provided in the proviso to the immediately preceding sentence, in the event that either party desires to resolve a dispute concerning Executive’s employment by the Company, such party shall first give written notice to the other party identifying the nature of the dispute. The parties shall then promptly (and, in any event, within ten business days of the giving of notice of a dispute) engage the services of an impartial, experienced employment mediator (the “Mediator”) under the auspices of JAMS/Endispute (or such other mediation service as the parties may mutually select) in Denver, Colorado, and shall promptly schedule a mediation session with the Mediator which is not later than 45 days after the date of the selection of the Mediator. The Mediator shall conduct a one-day mediation session, attended by both parties and their counsel, in an attempt to informally resolve the dispute. By oral or written agreement of both parties, follow-up or additional mediation sessions may be scheduled, but neither party shall be required to participate in more than one day of mediation. Neither party shall be required to submit briefs or position papers to the Mediator, but both parties shall have the right to do so, subject to such rules and procedures as the Mediator may establish in his or her sole discretion. Except as otherwise agreed by the parties, all written submissions to the Mediator shall remain confidential as between the submitting party and the Mediator. The mediation process shall be treated as a settlement negotiation and no evidence introduced or statements made in the mediation process may be used in any way by either party or any other person in connection with any subsequent litigation or other legal proceedings (except to the extent independently obtained through discovery in such litigation or proceedings) and the disclosure of any privileged information to the Mediator shall not operate as a waiver of the privilege with respect to such information. Each party shall bear all of its own costs, attorneys’ fees and expenses related to preparing for and attending any mediation conducted under this Agreement. The fees and expenses of the Mediator and the mediation service used, if any, shall be borne equally by the Company and Executive, and will be borne exclusively by the Company when such is required by law.

(b) Arbitration. Except as otherwise set forth in Section 5(m), in the event that a dispute concerning Executive’s employment by the Company, whether or not relating to this Agreement, is not resolved pursuant to the mediation process described in Section 7(a), such dispute shall be settled by final and binding arbitration in Denver, Colorado, administered by the American Arbitration Association, with any such dispute arising under this Agreement being so administered in accordance with its Employment Dispute Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Adequate discovery will be permitted by the arbitrator consistent with applicable law and the objectives of the arbitration. The arbitrator shall apply Colorado and federal substantive law, including any applicable statutes of limitation. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction, and may award the prevailing party legal fees and expenses and arbitration fees and expenses that are incurred by the prevailing party if the substantive law at issue, or other applicable law, permits. Either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The award of the arbitrator, which shall be in writing summarizing the basis for the decision, shall be final and binding upon the parties and subject only to limited review as required by law. To the extent required by law, the Company shall pay the fees and costs of the arbitrator that exceed those normally incurred in the filing of a lawsuit in court. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

8. Indemnification. The Company shall maintain, for the benefit of Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director. In addition, Executive shall be indemnified by the Company against liability as an officer and director of the Company and any of its affiliates to the maximum extent permitted by applicable law. Executive’s rights under this Section 8 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

9. Tax Matters. (a) Federal and State Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

(b) Section 409A of the Code. (i) General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.

(ii) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(c) Section 280G of the Code. (i) In the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax, then the Payments shall be either (A) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (B) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code on a pro rata basis. If, notwithstanding clause (A), a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

(ii) All determinations required to be made under this Section 9(c), including whether and when the reductions contemplated by Section 9(c)(i) are required and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10. Miscellaneous. (a) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 10(a)) or (ii) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 10(a):

If to the Company, to:

DaVita Inc.

2000 16th St.

Denver, CO 80202

Attention: Chief Legal Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

  Michael J. Schobel, Esq.

If to Executive, to the last known mailing address for Executive contained in the records of the Company.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof or thereof and supersedes and preempts the Prior Employment Agreement and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof. For the avoidance of doubt, this Agreement shall not supersede the Noncompetition, Nonsolicitation and Confidentiality Agreement, dated as of March 17, 2010, between the Company and Executive or any restrictive covenants set forth in any other plan, agreement or arrangement between the Company or its affiliates and Executive. If Executive’s employment with the Company and its affiliates terminates prior to the Effective Date, this Agreement shall be null and void ab initio, and any severance entitlements shall be determined in accordance with the Prior Employment Agreement.

(d) Successors and Assigns. This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without regard to principles of conflict of laws.

(f) Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(g) Survival. This Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.

(h) Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation,” and the term “affiliate” shall mean a person or entity controlled by, controlling or under common control with another person or entity.

(i) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

(j) Company Policies. Executive shall be subject to additional policies of the Company and its affiliates as in effect from time-to-time, including the Company’s Code of Conduct and policies with regard to stock ownership and securities trading by senior executives.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DAVITA INC.

By:	/s/ Kathleen A. Waters
Name:	Kathleen A. Waters
Title:	Chief Legal Officer

EXECUTIVE

/s/ Javier Rodriguez
Javier Rodriguez

[Signature Page to Employment Agreement (Rodriguez)]

Exhibit A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release Agreement (“Release”) is executed by Javier Rodriguez (“Executive”) on [INSERT DATE]. In consideration of the payments and benefits set forth in Section 4 of the Employment Agreement (the “Employment Agreement”), effective as of June 1, 2019, between Executive DaVita Inc., a Delaware corporation (the “Company”), Executive agrees as follows:

1. Waiver and Release. In consideration of the payments and benefits set forth in Section 4 of the Employment Agreement, Executive, on behalf of himself, Executive’s heirs, executors, administrators, family members, attorneys and assigns, hereby waives, releases and forever discharges the Company, together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, shall or may have against the Releasees as of and including the date of Executive’s execution of this Release, including, but not limited to:

a.

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or

d.

any other claim whatsoever including but not limited to claims for severance pay (including but not limited to any claims for pay and/or benefits under the DaVita Inc. Severance Plan), sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims which by law Executive cannot waive.

Notwithstanding the foregoing, nothing in this Release is intended nor shall be construed to affect in any way the obligations of the Company or Executive set forth in the Employment Agreement that by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive pursuant to Section 4 of the Employment Agreement). Further, nothing in this Release releases a claim that may not be released by private agreement without judicial or governmental supervision; a claim for accrued and vested benefits under an employee benefit plan of the Company; a claim that cannot be waived by law; or any indemnification rights Executive has against the Company.

2. Agreement Not to Sue. Executive also agrees never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to the claims released above. Nothing herein, however, shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter.

3. Remedies if Executive Breaches Release. Executive further acknowledges and agrees that if the Company determines in good faith that Executive has breached the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for an injunction to restrain any violation of the Release, (b) the Company shall not be obligated to make any additional payments or provide any additional benefits to Executive under Section 4 of the Employment Agreement, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release and/or the Employment Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), provided, however, that the Company prevails in enforcing this Release and/or the Employment Agreement and defending such lawsuit, and (d) Executive shall be obligated upon written demand to repay to the Company all of the payments paid to Executive under Section 4 of the Employment Agreement within thirty (30) days of such written demand, except that if any time period is specified by a court of law or other tribunal, then within any such time period.

4. Waiver of Reinstatement Rights. To the fullest extent permitted by law, Executive further waives, releases, and discharges Releasees from any reinstatement rights which Executive has or could have, and Executive acknowledges that Executive has not suffered any on-the job-injury for which Executive has not already filed a claim.

5. Representations and Warranties of Executive. Executive expressly represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Executive herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Executive has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Executive further represents and warrants that Executive is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to this Release. Executive agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.

6. Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this Release includes a release of all known and unknown claims, including claims under the Federal Age Discrimination in Employment Act. Executive acknowledges that this Release does not waive any right or claim that Executive may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, that arises after the date of execution of this Release, with the understanding that any claim that Executive may have based upon Executive’s separation from employment with the Company has arisen prior to the execution of this Release. Executive also acknowledges that Executive must execute this Release in order to obtain the payments and benefits set forth in Section 4 of the Employment Agreement. Executive further acknowledges that he has been advised that he should consult with an attorney prior to executing this Release. [Executive acknowledges that he has received the information attached hereto as Exhibit A concerning the selection of teammates for layoff.]1

7. Protected Rights. Executive understands that nothing contained in this Release or the Employment Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, provided that, to the fullest extent permitted by applicable law, Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) he may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by such agency or commission. Executive also understands that this Release and/or the Employment Agreement does not limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

8. Exit Interview. Executive agrees to fill out the Company’s form Compliance Questionnaire, and to be available to participate in an exit interview with the Company’s Corporate Compliance Department or its designee if Executive is asked by the Company to do so. In the event an interview is desired, at the sole discretion of the Company, the Company will contact the Executive to establish a mutually agreeable time for the interview.

9. Compliance Concerns. Executive acknowledges and represents that Executive has fulfilled Executive’s obligation to raise any and all material compliance concerns while employed with the Company and that Executive is not currently aware of any material compliance-related issues that Executive has not previously raised with the Company. If Executive is aware of a material compliance-related issue as of the date of this Release, Executive acknowledges Executive’s obligation to raise the concern(s) immediately with the Company’s corporate Compliance department. Executive understands the Company considers this Section 9 (Compliance Concerns) to be a material part of this Release.

[1]	Include if Release is executed in connection with a reduction in force.

10. Duty to the Company. Executive acknowledges Executive’s duty of loyalty to the Company, including, but not limited to, a duty not to improperly profit from or seek to profit from knowledge Executive has acquired while in a position of trust at the Company, to the detriment of the Company.

11. Time to Consider this Release; Revocation. Executive acknowledges that Executive has had at least [twenty-one (21)] [forty-five (45)] calendar days after the receipt of this Release to consider signing this Release, and that Executive may voluntarily choose to waive this [21][45]-day period. In addition, Executive has seven (7) calendar days after signing this Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to [INSERT CONTACT], within such seven (7)-day period. Executive understands that if Executive signs this Release and does not revoke it within seven (7) calendar days after signing, this Release will become fully effective and enforceable.

12. Knowing and Voluntary Waiver. Executive further acknowledges and agrees that Executive has carefully read and fully understands all of the provisions of this Release and that Executive has been advised to obtain or has obtained representation by counsel in connection with Executive’s execution of this Release. Executive has freely, knowingly and voluntarily elected to execute this Release, in exchange for due consideration, by signing below.

13. Medicare Coverage/Acknowledgement. Executive affirms, covenants, and warrants Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Executive affirms, covenants, and warrants Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Executive before or after the execution of this Release. Furthermore, Executive is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14. Nonadmission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of any Releasee.

15. Governing Law. This Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without regard to principles of conflict of laws.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this            day of                    , 20        .

Javier Rodriguez